Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-124310
PRICING SUPPLEMENT NO. 409
Dated March 7, 2006 to
PROSPECTUS SUPPLEMENT
Dated June 8, 2005 and
PROSPECTUS
Dated May 13, 2005

CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 5.5% NOTES DUE 2016

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 5.5%Notes Due 2016
Form of Security:	Global Note
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date:	March 7, 2006
Settlement Date (Original Issue Date):	March 10, 2006
Maturity Date:	March 15, 2016
Principal Amount:	$250,000,000
Price to Public (Issue Price):	99.892%
Dealers' Commission:	00.475% (47.5 basis points)
All-in-price:	99.417%
Net Proceeds to Issuer:	$248,542,500
Pricing Benchmark:	UST 4.5% Notes due Febuary 15, 2016
UST Spot (Yield):	4.744%
Spread to Benchmark:	+ 77 basis points
Yield to Maturity:	5.514%
Coupon:	5.50%
Interest Rate Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset interest rates):	N/A
Basis for Interest Rate Reset (only applicable if option to reset interest rates):	N/A
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Specified Currency:	U.S. Dollars
Historical Exchange Rate (only applicable if Specified Currency other than U.S. Dollars):	N/A
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 15th of each March and September
Redemption Date(s):	N/A
Redemption Price(s):	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Day Count Convention:	30/360
Terms of Amortizing Notes:	N/A
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Dealers:	Banc of America Securities LLC ($125mm)
Barclays Capital Inc. ($125mm)
Exchange Rate Agent:	U.S. Bank Trust National Association
CUSIP:	14912L2Y6
Other Terms:	N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROPSECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE. AFTER THE ISSUANCE OF THE NOTES COVERED BY THIS PRICING SUPPLEMENT, $7,950 MM PRINCIPAL AMOUNT OF NOTES REMAIN AVAILABLE FOR SALE PURSUANT TO THE ACCOMPANYING PROSPECTUS SUPPLEMENT.